Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:	Vanguard Explorer Fund

Name of Underwriter or Dealer Purchased From:
Goldman, Sachs & Co.

Names of Underwriting Syndicate Members:

Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Oppenheimer & Co. Inc.
Stephens, Inc.
SunTrust Robinson Humphrey, Inc.

Name of Issuer:	FORTERRA INC

Title of Security:	FORTERRA INC

Date of First Offering:	10/20/16

Dollar Amount Purchased:	3,537,000

Number of Shares Purchased:	196,500

Price Per Unit:	18.00

The purchase set out above was effected in compliance with the Fund?s Rule 10f-3 procedures.